Exhibit 10.56

Business Cooperation Agreement

This Business Cooperation Agreement (this “Agreement”) is entered into by and between the following parties on July 12, 2018 in Shenzhen:

Party A: Shenzhen Tencent Computer System Co., Ltd.

Address: 5-10/F, Feiyada Building, Gaoxinnan No. 1 Road., High-tech Zone, Nanshan District, Shenzhen

Tencent Technology (Shenzhen) Co., Ltd.

Address: Room 403, East Block 2 SEG Park, Futian District, Shenzhen

Party B: Tencent Music Entertainment Group (formerly known as “China Music Corporation”)

Address: Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands

Company number: 269402

Party A and Party B hereinafter are referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.	Tencent (see definition below) is one of the largest provider of comprehensive internet services in China and one of the internet companies with the largest number of users in China;

2.	TME Group is one of the largest online music services providers in China. China Music Corporation was renamed Tencent Music Entertainment Group on December 27, 2016;

3.

Party A and Party B entered into a business cooperation agreement on July 12, 2016 (the “Original Agreement”) with a term starting on July 12, 2016 and ending on July 11, 2018. The Original Agreement was automatically terminated upon expiration of such term;

4.

With a view to integrating resources and giving full play to their advantages, Tencent and TME Group intend to cooperate in online music service business in accordance with the terms and conditions set forth in this Agreement.

Therefore, based on the principle of equality and mutual benefit, after friendly negotiation, the Parties agree on the following:

1.	Definitions

1.1	Except where the context otherwise requires, the following terms and expressions shall have the meaning ascribed to them in this clause:

1.1.1

“Affiliate” means, with respect to a specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the person specified. For the avoidance of doubt, except as otherwise provided in this Agreement, the Affiliates of Party A or Tencent referred to herein do not include TME Group; the Affiliates of Party B referred to herein include TME Group but exclude Tencent.

1.1.2	“Green Diamond Product” refers to the Green Diamond premium memberships (together with other Tencent service products in the sales package, including paid music).

1.1.3

“Control”, with respect to the relationship between two or more persons, means the holding of, directly or indirectly, or as trustee or executive, the power to direct or cause the direction of the businesses, affairs, management or decisions of other person, whether by means of holding equity shares, voting rights or securities having voting rights, or being trustee or executive, or in accordance with agreements, contractual arrangements, trust arrangements or otherwise, including (i) directly or indirectly holding fifty percent (50%) or more of the outstanding shares or equity interests of such person, (ii) directly or indirectly holding fifty percent (50%) or more of the voting rights, or (iii) directly or indirectly having the power to appoint the majority of the members of the board of directors or equivalent management organ of such person. “Controlled” and “common control” have correlative meanings.

1.1.4	“Tencent” refers to Party A to this Agreement and its Affiliates.

1.1.5	“TME” refers to Party B to this Agreement, a company incorporated and existing under the laws of the Cayman Islands.

1.1.6	“TME Group” refers to TME and persons controlled by TME.

1.1.7

“QQ Music” refers to the digital audio music player products provided by TME Group through QQ Music website (y.qq.com), QQ Music application and QQ Music library before the execution of this Agreement, as well as its digital music copyright businesses related to QQ Music. For the avoidance of doubt, whether or not relevant links are embedded in QQ Music website or QQ Music application, QQ Music does not include JOOX, Penguin FM, Tencent Video, QQ Player, Qzone background music, WeSee and other Tencent’s existing products.

1.1.8

“WeSing” refers to the online karaoke or online audio performance businesses operated by TME Group through WeSing website (kg.qq.com), WeSing application and WeSing music library, as well as the digital music copyright businesses related to WeSing. For the avoidance of doubt, whether or not relevant links are embedded in WeSing website and WeSing application, WeSing does not include JOOX, Penguin FM, Tencent Video, QQ Player, Qzone background music, WeSee or other Tencent’s existing products.

1.1.9	“PRC” means the People’s Republic of China (excluding, for the purpose of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

1.2

The headings hereof are for convenience only, and shall not in any way affect the interpretation or construction of this Agreement. Any reference herein to a “clause” or “appendix” is to a clause or appendix of this Agreement, unless otherwise provided. The Whereas clause and appendices to this Agreement constitute integral parts of this Agreement.

1.3	Where the context so admits, any reference to Party A or Party B shall include their respective successors and permitted assignees.

1.4	Reference to any “person” shall include body corporate, unincorporated body and partnership (whether or not having separate legal personality).

1.5	Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”.

2.	Non-competition

2.1

Tencent agrees to undertake the following non-competition obligations (the “Non-competition Obligations”) in the territories of the PRC, Hong Kong, Macao and Taiwan during the term starting from the date of execution of this Agreement to the expiration of the following periods, whichever is earlier: i) the period during which the aggregate voting power held by Tencent in TME exceeds the aggregate voting rights held by any other single person and its Affiliates in TME; or ii) five (5) years after the initial public offering of TME (the “Non-competition Term”):

2.1.1	Tencent shall not operate any independent digital audio music streaming product;

2.1.2	Tencent shall not operate any independent product providing online karaoke services;

2.1.3

Tencent shall not operate any digital audio music copyright business (save that, Tencent shall be allowed to obtain license from third-parties to use copyrighted content for the operation of its game, advertising, film, TV series, programs and other businesses; and the content copyrights generated by Tencent and the users of Tencent products shall not be restricted by this clause). If Tencent intends to license its self-generated digital audio music copyrights to any third party other than Tencent, it shall, under the same terms and conditions, conduct such copyrights business through TME and Tencent and TME shall enter into a separate agreement to set forth the details of such copyrights business; and

2.1.4

If Tencent proposes an equity participation in any music label company investing in the TME platform (the “Label Company”), it shall provide TME a written notice of the investment in such Label Company (the “Target Investment”) within ten (10) business days after the completion of the Target Investment (the “Notice of Tencent Investment”), together with corresponding project analysis (if any) and the third-party due diligence report (if any). After receiving the Notice of Tencent Investment, TME shall be entitled to purchase all (instead of partial) interests acquired by Tencent through the Target Investment from Tencent at the same consideration paid by Tencent in the Target Investment (the “TME Purchase Right”). TME shall give written notice to Tencent indicating whether or not to exercise the TME Purchase Right (the “Notice of TME Purchase Intention”) within six (6) months after receiving the Notice of Tencent Investment. The failure of Tencent receiving the Notice of TME Purchase Intention explicitly opting to exercise the TME Purchase Right, or the receipt by Tencent of the Notice of TME Purchase Intention explicitly indicating the non-exercise of the TME Purchase Right, in each case within six (6) months after the giving of the Tencent’s Notice of Tencent Investment, will be deemed as an irrevocable waiver by TME of the TME Purchase Right with respect to the Target Investment. In the event that Tencent receives the Notice of TME Purchase Intention explicitly opting to exercise the TME Purchase Right within six (6) months after the giving of the Tencent’s Notice of Tencent Investment, Tencent must transfer all (instead of partial) interests acquired by Tencent through the Target Investment to TME Group at the same consideration paid by Tencent in the Target Investment, provided that such transfer must be completed within six (6) months after the receipt of the relevant Notice of TME Purchase Intention by Tencent.

2.2	For the avoidance of doubt, the Parties agree and acknowledge:

2.2.1	Notwithstanding any other provision herein, Tencent should be allowed to operate JOOX and digital audio music copyright businesses through JOOX in any territory other than the PRC;

2.2.2

Subject to Clause 2.2.1 hereof, any business operation conducted by Tencent in territories other than the PRC, Hong Kong, Macao and Taiwan shall not be subject to the Non-competition Obligations in any aspect; and

2.2.3

Except for QQ Music and WeSing, the existing music-related businesses operated by Tencent prior to the execution of this Agreement, such as Penguin FM, Tencent Video, QQ Player, Qzone background music and WeSee, shall not be deemed in violation of the Non-competition Obligations, provided that, features newly added to such businesses after the execution hereof shall not violate the Non-competition Obligations.

3.	Business Cooperation

3.1	Access and user traffic resources provided in favor of TME Group by Tencent

Tencent agrees, to provide support to certain products specified by TME Group in terms of access and user traffic by means as separately agreed by the Parties during the term of this Agreement.

3.2	Sharing and Cooperation Mode Relating to Green Diamond Product

3.2.1	The Parties agree that the revenue sharing ratio relating to the Green Diamond Product is to be separately determined by the Parties.

3.2.2

With respect to revenues received by Tencent from the Green Diamond Product and other music-related paid services, Tencent will settle the account with TME Group pari passu based on amount actually spent by the users each month. For the avoidance of doubt, for payment made in Tencent’s virtual currencies (such as “QQ Coin”), the amount actually spent by relevant users will be calculated by multiplying the original marked price of the purchased product by Tencent’s effective internal average settlement exchange rate between such virtual currency and the CNY during the settlement period.

3.2.3

The Parties further agree that, the price of any paid music package in a packaging sale (e.g. sales of paid music package as part of the Green Diamond Product) shall be consistent with that of a separate sale and, without prior written consent by Party A, TME Group shall not adjust the prices of the services other than the paid music package in the Green Diamond Product (including by adjusting the price by way of raising the price of the paid music packages and cutting down the prices of the remaining services at the same time).

3.2.4	Tencent undertakes not to block or remove the access which allows users to separately buy the paid music packages.

3.2.5

For the avoidance of doubt, the Green Diamond Product and the paid music packages described in this Clause 3.2 refer to such features attached to QQ Music as of the date of this Agreement. The principle set forth in this Clause 3.2 shall continue to apply if the names of such features are changed or the paid music packages or similar products are converted into other similar products by combining with Tencent’s services.

3.3	Advertising business

3.3.1

The Parties agree that TME Group is entitled, but not obligated to, continue to use Tencent’s Online Media Group (OMG) and Data Management Platform (DMP) as sales channels of the advertising business of TME platform (including, but not limited to, QQ Music, WeSing, Kuwo Music and Ultimate Music). If TME Group elects to continue to use Tencent’s OMG and DMP as marketing channels, Tencent’s reasonable advertising revenue sharing mode applicable to the then current period shall continue to apply, with specific revenue sharing ratio to be separately determined by the Parties. Tencent’s OMG and DMP shall provide cooperation and services with a level equal to those provided in the twelve (12) months prior to the effective date of this Agreement. Tencent will settle the account with TME Group in accordance with its account settlement period scheduled with other third-party clients.

3.4	Settlement of revenue sharing

3.4.1

The Parties agree to prepare and provide a detailed revenue sharing calculation report with respect to the amount of shared revenue under Clauses 3.2 and 3.3 within twenty (20) business days after the end of each calendar month.

3.4.2

With respect to revenues received by Tencent from the Green Diamond Product and other music-related paid services under Clause 3.2, Tencent will settle the amount actually spent by the users in the then current calendar month with TME Group within twenty-five (25) business days after the end of that calendar month.

3.4.3

With respect to the advertising revenue received by Tencent as a marketing channel under Clause 3.3, Tencent will settle the amount actually collected from third-party clients in the then current calendar month with TME Group within twenty-five (25) business days after the end of that calendar month in accordance with its account settlement period scheduled with third-party clients.

3.4.4

For the avoidance of doubt, all kinds of revenues, costs and shared amounts resulted from relevant calculations under clauses 3.2 and 3.3 that are to be used in the revenue sharing calculation report shall be tax inclusive, and TME Group shall issue corresponding value-added tax invoice to Tencent before the payment by Tencent of any shared amount.

3.5	Social graph

Tencent must ensure that TME platform is able to continue to use the social graph information of Tencent’s existing users and assist TME platform in such use. Subject to the adjustments of Tencent’s general rules, the level of assistance as well as the scope and authority of use shall not be inferior than that provided to TME platform in the twelve (12) months prior to the effective date of this Agreement, save any social graph information that is unavailable due to applicable regulatory requirements, and provided that, in any circumstances, the scope of Tencent’s existing users’ social graph information available to TME platform shall not exceed the maximum scope of social graph information available to Tencent’s own products.

3.6	Technical services

Provided that the ownership of the assets to be used in Tencent’s technical services (including, but not limited to, the servers) remains unchanged and Tencent’s applicable rules and policies relating to the use of such assets are observed, Tencent will provide TME Group with technical services for the purpose of the normal operation of TME’s businesses with a level not lower than those provided to TME Group in the twelve (12) months preceding the effective date of this Agreement, and TME Group will pay Tencent fees for the use of Tencent’s technical services. During the period in which the aggregate voting powers held by Tencent in TME exceeds the aggregate voting rights held by any other single person and its Affiliates in TME, if Tencent offers more favorable terms and conditions than those offered to TME Group to its invested companies (such “invested companies” do not include Tencent itself), TME Group will be entitled to be offered such terms and conditions.

4.	Effectiveness, Term and Termination

4.1	This Agreement shall become effective after being duly executed by the Parties, and shall be automatically terminated upon expiration of the Cooperation Term set forth in Clause 4.2.

4.2

The term of cooperation under this Agreement shall start from the execution hereof and end on the expiration of five (5) years thereafter (the “Cooperation Term”). The term for any settlement under this Agreement shall be from July 1, 2018 to June 30, 2023.

4.3	This Agreement may be terminated prior to the expiration date by mutual consent of the Parties.

4.4

If this Agreement is terminated upon expiration of the Cooperation Term or in accordance with Clause 4.3 hereof, the provisions hereof will not be binding on the Parties, save that, Clauses 5, 6, 7, 8, 9 and 10 shall survive such termination. For the avoidance of doubt, in the event of expiration of the Cooperation Term, Tencent will continue to comply with the Non-competition Obligations under Clause 2 hereof during the Non-competition Term. In case of a breach by any Party prior to the expiration of the Cooperation Term or the termination hereof, the breaching party shall assume corresponding liabilities for such breach in accordance with Clause 6 hereof, and other matters and arrangements after the termination hereof will be arranged by the Parties through friendly negotiation as the circumstances may require.

5.	IP Protection and Compliance Operation

5.1

The cooperation under this Agreement will not alter the rights to ownership of any material, information and corresponding intellectual property (“IP”) attached thereto provided by either Party or its Affiliates to the other Party and its Affiliates for the purpose of this Agreement, unless any specific IP transfer agreement is signed by relevant parties.

5.2

During the term of this Agreement, except otherwise agreed by the Parties, each Party shall, and shall ensure its Affiliates to publically use the company names, trademarks, trade names, brands, domain names and copyright works provided by the other Party or its Affiliates only for the purposes specified in this Agreement by the Parties, without involving content relating to other businesses or for business purpose. Each Party shall, and shall ensure its Affiliates not to claim rights in any way (including applying for IP protection) with respect to the above items or their variations entitled by the other Party or its Affiliates anywhere in the world. Except otherwise agreed by the Parties or specifically provided in law, each Party shall, and shall ensure its Affiliates to provide prior written notice to the other Party and obtain the other Party’s written consent before using the names, domain names and websites of the other Party or its Affiliates in such Party or its Affiliates’ own publicity material, business card, marketing, website design or for other purposes; otherwise, the non-breaching Party will be entitled to terminate this Agreement at any time by issuing written notice, and the breaching Party shall assume all legal liabilities cause thereby and indemnify all losses resulted therefrom.

5.3

During the Cooperation Term under this Agreement, each Party shall, and shall ensure its Affiliates to obtain proper authorization from the other Party for necessary use of any trademarks and logos of the other Party and its Affiliates in consistent with the purpose and scope of such authorization, and shall not use such trademarks and logos for any purpose other than that specified herein. Upon termination of this Agreement or expiration of the Cooperation Term, each Party and its Affiliates must cease all use of trademarks and logos of the other Party or its Affiliates.

5.4	Without Party A’s prior written consent, TME Group shall not:

5.4.1

Reauthorize or sublicense any interface technology, security protocol, certificate, technical solution or technical information relating to the business cooperation hereunder to any third party, or apply any of the above for any purpose other than the business cooperation under this Agreement;

5.4.2	Disclose any Tencent’s technical solution or technical information to any third party;

5.4.3	Use any user information obtained under this Agreement for any purpose other than that of this Agreement or disclose such information to any third part.

5.5

TME Group shall ensure that all operating activities carried out and services and products provided in cooperation with Tencent under this Agreement are in compliance with QQ and Weixin/WeChat product operation rules.

5.6

TME Group shall render customer services for services and products provided via access points in connection with QQ Music or WeSing, and be responsible for background processing relating to users’ enquiries and complaints arose from all kinds of non-QQ/Weixin/WeChat network communications, QQ/Weixin/WeChat upgrade and maintenance and other matters generated in business cooperation concerning access points in connection with QQ Music or WeSing. TME Group shall assign specialized customer service personnel to handle users’ enquires, claims and complaints with respect to services or contents provided by TME Group. TME Group shall render customer services with quality (including with respect to response time and processing time) in order to ensure, to a reasonable extent, interests and experience of QQ/Weixin/WeChat users in using QQ Music-related products. Tencent will only be responsible for users’ enquiries and complaints relating to QQ/Weixin/WeChat network communications, QQ/Weixin/WeChat upgrade and maintenance and relevant matters.

5.7

Each Party shall not, and shall ensure its Affiliates and employees not to derogate or in any way impair the other Party or its Affiliates’ trademarks, company names, domain names or other rights, nor derogate, plagiarize, misrepresent destruct or otherwise damage the other Party or its products, webpages or websites.

6.	Liability for Breach

6.1	Validity

6.1.1

Representations, warranties, undertakings and covenants. The representations, warranties, undertakings and covenants made by the Parties under this Agreement are valid all the time during the term of this Agreement, until being completely released, fulfilled or waived in accordance with relevant provisions.

6.1.2

Notwithstanding the preceding Clause 6.1.1, any indemnification obligation resulting from any breach of the representations, warranties, undertakings and covenants hereunder will continue to be valid after the termination of the Clause 6.1.1, provided that, a notice regarding the misrepresentation or breach that results in such indemnification obligation must be delivered to the Indemnifying Party prior to the termination of the preceding Clause 6.1.1.

6.2

Indemnification. Subject to the other provisions in this Clause 6, either Party (the “Indemnifying Party”) shall indemnify the other Party and its directors, executives, employees, Affiliates, agents and assignees (collectively, the “Indemnified Party”) for losses caused by any breach of the representations, warranties, undertakings, covenants, obligations or liabilities under this Agreement by the Indemnifying Party (including, but not limited to, all actual losses, legal expenses, arbitration fees, investigation costs, appraisal charges, attorney’s fees, , collectively, the “Indemnifiable Losses” )

6.3

Reliance. The Parties acknowledge and agree that, the execution of this Agreement and assumption of obligations hereunder by either Party is based on the reliance on the other Party’s representations, warranties, undertakings and covenants.

6.4

Investigation. Unless otherwise agreed by the Parties, the investigation by either Party on any issue hereunder or the awareness or potential awareness of any related information shall not affect either Party’s right of claim under this Agreement, regardless of whether such investigation or awareness of information is occurred before or after the date of execution of this Agreement.

6.5

Exclusive remedy. Notwithstanding any other provisions hereunder, remedies provided by this Clause 6 shall constitute the sole and exclusive monetary remedy for any claim by either Party under this Agreement, provided that, the restrictions on or exceptions to any liabilities or obligations of either Party under this Clause 6 shall not apply to damages to the other Party caused by such Party’s fraud or fraudulent statements. This Clause 6 or any provisions hereunder shall not affect other non-monetary remedies available to the Parties with respect to any undertakings or covenants to be performed before or after the execution of this Agreement.

6.6

Limitation on indemnification. Subject to the provisions in the Share Subscription Agreement entered into by and between Min River Investment Limited and Party B and other related parties on July 12, 2016 (the “Share Subscription Agreement”), the maximum liability of Indemnifiable Losses that may be recovered from the Indemnifying Party shall not exceed US$1 billion.

6.7

Trigger amount. Subject to the Share Subscription Agreement, in respect of any single claim (or a series of claims based on or arising out of the same fact or circumstance), if the aggregate amount of the Indemnifiable Losses does not exceed US$ 10 million, the Indemnifying Party will not be required to make any indemnification; however, if the aggregate amount of the Indemnifiable Losses exceeds US$ 10 million in respect of any single claim (or a series of claims based on or arising out of the same fact or circumstance), the Indemnifying Party shall be required to pay the Indemnifiable Losses from the first dollar (including the US$ 10 million deductibles under the preceding sentence), subject to the US$1,000 million cap.

6.8	Special limitations on indemnification. The Indemnifying Party shall not be liable to the Indemnified Party for Indemnifiable Losses caused by any of the following events or activities:

6.8.1

Any approval or modification of applicable laws after the effective date of this Agreement, which is unknown as of the effectiveness hereof, including, but not limited to, adjustments with respect to tax rates, tax categories or taxable items;

6.8.2

Any voluntary activity, transaction or agreement made by the Indemnified Party after the effective date of this Agreement not basing on any binding undertaking existing prior to the effective date of this Agreement;

6.8.3	Any action, omission or transaction conducted prior to the effective date of this Agreement as required in writing or indicated by the Indemnified Party;

6.8.4

If Such breach or liability is contingent at the time the Indemnifying Party receives corresponding notice, the Indemnifying Party shall only be liable for Indemnifiable Losses actually suffered by the Indemnified Party; and

6.8.5

Any change in generally accepted interpretation or application of applicable laws, or adjustment of the bases or practice of the Indemnified Party’s accounting policies after the effective date of this Agreement, unless such change or adjustment was made public prior to the effective date of this Agreement.

6.9

The amount actually obtained (and not confiscated or returned) from insurer or liable third parties by the Indemnified Party shall be deducted from the amount payable by the Indemnifying Party under this Agreement in respect of the same Indemnifiable Losses. If the Indemnified Party obtains any third party indemnity after receiving full payment of the Indemnifiable Loses from the Indemnifying Party with respect to the same issue, it shall return the Indemnifying Party such amount equal to the third-party indemnity after deducting applicable taxes and fees.

6.10

To the extent permitted by applicable laws, the Indemnified Party shall minimize the Indemnifiable Losses under any claim in connection with this Agreement, provided that, any costs incurred for the purpose of minimizing the Indemnifiable Losses shall be taken into consideration in the calculation of such Indemnifiable Losses in accordance with this Agreement.

6.11

The Indemnified Party shall not make overlapping claims based on the same Indemnifiable Losses. In the event that the Indemnified Party is entitled to claim for a specific issue under more than one legal document, the Indemnified Party shall make one combined claim in any single arbitration proceeding.

6.12	The limitations on liabilities set forth in the above Clause 6.6 to Clause 6.11 shall not apply in the event of any fraud by the Indemnifying Party.

7.	Notice and Delivery Detail

7.1

All notices, requests and other communications required to be given by either Party to the other (the “Notice”) shall be in writing and delivered to the address specified below of relevant Party by personal delivery, courier service, prepaid registered mail, facsimile transmission or electronic mail (“e-mail”):

If to Party A:

Attention:    Compliance and Transaction Department

Address:      Tencent Seafront Towers, Haitian 2nd Road, Nanshan District, Shenzhen

Postcode:     518057

E-mail:        [                ]

with a copy to:

Attention:    Investment, Merger and Acquisition Department

Address:      Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen

Postcode:     518057

E-mail:        [                 ]

If to Party B:

Attention:    Zhao Xiang

Address:      Mail Center, 7/F, China Technology Exchange Center, NO. 66 North 4th Ring Road, Haidian District, Beijing

Postcode:    100080

Telephone:  [                ]

E-mail:        [                 ]

7.2

Either Party may change its address for communication by giving Notice to the other Party in accordance with this clause. Any such Notice shall be deemed delivered (1) on the date of actual delivery if by person; (2) at the end of the fourth (4th) business day after deposit with post office or a courier if by prepaid registered mail or courier service; (3) on the date of transmission if by facsimile, provided that a report confirming completion of transmission, fax number of the recipient, number of pages and time of transmission must be received by the delivering Party; (4) once the e-mail is delivered to the recipient’s server if delivered by e-mail.

8.	Confidentiality

8.1

Each Party undertakes to the other Party that, without prior written consent of the other Party, it will not, and will cause its directors, equity holders, executives, employees, agents or Affiliates (collectively, the “Representatives”) not to disclose any Confidential Information to any third party, nor use any Confidential Information to the detriment of the other Party.

8.2

The “Confidential Information” set forth in this clause refers to (a) information regarding either Party’s organization, operation, techniques, IP rights, security records, investments, finance, transactions or other affairs, or such Party’s directors, executives or employees (whether delivered in oral, written or other forms, or whether provided on, prior to or after the effective date of this Agreement); (b) terms of this Agreement, or the identities of the Parties hereto or their respective Affiliates; and (c) any other information prepared by either Party or its Representatives involving or otherwise reflecting or generated or derived from any information in the above item (a). However, either Party may disclose the Confidential Information (a) if such Confidential Information has been or becomes generally available to the public other than as a result of any disclosure through action or inaction of such Party or any of its Representatives in breach of this Agreement; (b) to any of its Representatives or Affiliates to the extent required for performing obligations hereunder or exercising rights hereunder, provided that such Representative or Affiliate shall be bound by obligations of confidentiality no less stringent than those set forth in this clause; or (c) as required by rules of the stock exchange on which the shares of such Party or its parent company are listed or by applicable laws or judicial or regulatory proceedings, or in connection with judicial processes of relevant legal actions, lawsuits and proceedings caused by or relating to this Agreement, provided that, such Party shall give prior notice to the other Party to the extent practicable under the then-current situation, and shall take all possible measures to keep the confidentiality. Either Party shall not, and shall cause its executives, employees, agents and Affiliates and such Affiliates’ executives, employees or agents not to make any announcement or comment on this Agreement or the proposed transactions under this Agreement without prior negotiation and written consent by the other Party, except that made in accordance with laws or applicable stock exchange rules, court orders, or requirements of stock exchanges on which shares of such Party or its Affiliates are listed or competent government or regulatory authorities, provided that, such Party shall give prior notice to the other Party to the extent practicable under the then-current situation, and shall take all possible measures to keep the confidentiality.

9.	Governing Law and Dispute Resolution

9.1	Governing law

The execution, validity, performance and dispute resolution of this Agreement shall be governed by officially promulgated and publically available laws of the PRC.

9.2	Dispute resolution

9.2.1

Any dispute, conflict or claim arising out of or in connection with this Agreement (including, but not limited to, (i) any contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (ii) any issues relating to the formation, validity or termination of this Agreement) (the “Disputes”) shall be resolved through friendly negotiation of the Parties.

9.2.2

If the Parties fail to solve any Dispute within three (3) months after the Dispute is initiated, either Party may submit such Dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration under the CIETAC arbitration rules effective at the time of the submission and this Clause 9.2.2 in Beijing. The arbitral award shall be final and binding on the parties to the Dispute. The arbitration fees (including reasonable attorney’s fees) shall be borne by the losing party.

9.2.3

During the course of the arbitral proceeding, except the matter under arbitration, this Agreement shall remain in full force and effect. The Parties shall continue to perform their obligations under this Agreement other than those relating to the matter under arbitration.

10.	Miscellaneous

10.1

Performance by Affiliates. Party A shall cause and ensure Tencent, and Party B shall cause and ensure TME Group and its other Affiliates to perform relevant obligations and duties in accordance of this Agreement.

10.2

Third party benefits. This Agreement shall be inure to the benefit of the Parties hereto and their permitted assignees, and no legal right, obligation or interest is granted or construed to be granted to any other person other than the Parties hereto and their assignees by any express or implied content herein.

10.3	Amendments. Amendment or supplement to this Agreement shall be effective only if it is in writing and signed by the Parties hereto.

10.4

Waiver. Any provision of this Agreement may be waived if, but only if such waiver is in writing and is signed by relevant Party. No failure or delay by either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the generality of the forgoing, a waiver of any breach of any provision of this Agreement by either Party shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

10.5

Severability. Each provision of this Agreement constitutes an independent obligation from the other provisions, and shall be enforced separately, including in the event that any obligation, in whole or in part, is determined unenforceable. If any provision of this Agreement is determined to be unenforceable, such provision shall be deemed removed from this Agreement, and such removal shall in no way affect the enforceability of the remaining provisions of this Agreement.

10.6

Languages and counterparts. This Agreement is written in Chinese and has binding effect on the Parties. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts together shall constitute one single instrument.

10.7	Assignment. Neither Party is entitled to transfer or assign any of its rights or obligations under this Agreement without prior written consent of the other Party.

10.8

Taxes. Each Party hereto shall bear its own taxes incurred during the execution or performance of this Agreement in accordance with laws and this Agreement. Each Party hereto shall bear its own expenses and fees in connection with the negotiation, preparation and execution of this Agreement, including expenses and fees of legal counsel and other professionals retained by such Party.

10.9

Entire agreement. This Agreement, upon effectiveness, constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, in oral or writing, between the Parties with respect to the subject matter hereof.

[The following of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Shenzhen Tencent Computer System Co., Ltd.

(Seal)

/s/ Seal of Shenzhen Tencent Computer System Co., Ltd.

[Signature page to the Business Cooperation Agreement]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Tencent Technology (Shenzhen) Co., Ltd.

(Seal)

/s/ Seal of Tencent Technology (Shenzhen) Co., Ltd.

[Signature page to the Business Cooperation Agreement]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Tencent Music Entertainment Group

(Seal)

/s/ Seal of Tencent Music Entertainment Group

Signature:	/s/ Cussion Kar Shun Pang

Name:	Cussion Kar Shun Pang

Title:	Authorized Signatory

[Signature page to the Business Cooperation Agreement]